Exhibit 4.2

AMENDING AGREEMENT TO
MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT

THIS AMENDING AGREEMENT TO MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT (this “Agreement”) is made as of the 15th day of August, 2014.

BETWEEN:

a)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider;
b)	THE BANK OF NOVA SCOTIA, LONDON BRANCH, acting through its office at 201 Bishopsgate, London EC2M 3NS, in its capacity as the Principal Paying Agent, a Registrar and a Transfer Agent;
c)	THE BANK OF NOVA SCOTIA - NEW YORK AGENCY, acting through its office at 250 Vesey Street, New York, NY 10281, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and the Exchange Agent;
d)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor);
e)	Scotiabank Covered Bond GP Inc., a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Managing General Partner;
f)	8429057 CANADA INC. a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Liquidation General Partner;
g)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, North Tower, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee and Custodian; and
h)	KPMG LLP, a limited liability partnership under the laws of the Province of Ontario, whose registered office is at Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5, in its capacity as Cover Pool Monitor.

WHEREAS the parties hereto entered into an amended and restated master definitions and construction agreement made as of September 24, 2013, as amended by an amending agreement dated as of July 22, 2014 (as so amended, the “Master Definitions and Construction Agreement”);

AND WHEREAS the parties hereto have agreed to further amend the Master Definitions and Construction Agreement pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1– Amendments

1.01	Amendments

(1) The definitions of “Calculation Date”, “Calculation Period” and “Guarantor Calculation Period” in Article 1 of the Master Definitions and Construction Agreement are deleted in their entirety and replaced with the following, respectively:

“Calculation Date The last day of each Calculation Period

Calculation Period Each Guarantor Calculation Period

Guarantor Calculation Period Each period from, but excluding, the last Toronto Business Day of each month to, and including, the last Toronto Business Day of the next succeeding month, provided that (a) the first Guarantor Calculation Period begins on, and includes, the Program Date, (b) if the last Toronto Business Day of a month is (i) a Friday or (ii) the day before a statutory holiday in Toronto which occurs on any day other than a Tuesday, in each case the Guarantor Calculation Period for the relevant month will end on the second last Toronto Business Day of such month and the succeeding Guarantor Calculation Period will begin on the day following such second last Toronto Business Day of such month and (c) if the last Toronto Business Day of a month is the day before a statutory holiday in Toronto and such holiday is on a Tuesday, the Guarantor Calculation Period for the a month will end on the third  last Toronto Business Day and the succeeding Guarantor Calculation Period will begin on the second last Toronto Business Day of such month”

Article 2– miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Master Definitions and Construction Agreement are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Master Definitions and Construction Agreement (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Master Definitions and Construction Agreement (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding

THE BANK OF NOVA SCOTIA, LONDON BRANCH, in its capacity as Principal Paying Agent, a Registrar and a Transfer Agent

By:	/s/ Mark Caplan
Name: Mark Caplan Title: Managing Director, Head of Europe

By:	/s/ Jane Lloyd
Name: Jane Lloyd Title: Chief Operating Officer, GBM, Europe

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President

SCOTIABANK COVERED BOND GP INC., in its capacity as Managing GP

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President

8429057 CANADA INC., in its capacity as Liquidation GP

By:	/s/ Charles Eric Gauthier
Name: Charles Eric Gauthier Title: Vice-President

By:
Name: Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as Bond Trustee and Custodian

By:	/s/ Sean Pigott
Name: Sean Pigott Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

KPMG LLP, in its capacity as Cover Pool Monitor

By:	/s/ Abhimanyu Verma
Name: Abhimanyu Verma Title: Partner

THE BANK OF NOVA SCOTIA - NEW YORK AGENCY, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and Exchange Agent

By:	/s/ Hector Jimenez
Name: Hector Jimenez Title: Director, Regional Head of U.S. Operations